Exhibit 99.2

CORRPRO COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In Thousands)

	December 31, 2008	March 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$6,272	$2,242
Accounts receivable, less allowance for doubtful accounts of $242 and $296 at December 31, 2008 and March 31, 2008, respectively	34,702	29,525
Inventories	12,262	12,911
Prepaid expenses and other	7,802	8,793

Total current assets	61,038	53,471

Property, Plant and Equipment, net	7,313	7,951

Other Assets:
Goodwill, net	14,173	15,916
Deferred financing costs, net	2,166	1,959
Other assets	1,478	1,897

Total other assets	17,817	19,772

	$86,168	$81,194

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$9,088	$7,251
Current portion of long-term debt	922	4,187
Accounts payable	14,127	13,001
Accrued liabilities and other	12,993	9,496

Total current liabilities	37,130	33,935

Long-Term Debt:
Long-term debt, net of current portion	1,324	62
Senior secured subordinated notes, net of discount of $2,120 at December 31, 2008 and $2,607 at March 31, 2008	10,880	11,393

Total long-term debt	12,204	11,455

Deferred Income Taxes	801	1,156

Other Long-Term Liabilities	3,971	4,033

Warrants	2,713	5,508

Commitments and Contingencies

Series B Cumulative Redeemable Voting Preferred Stock, without par value, liquidation value of $25,343 at December 31, 2008 and $22,940 at March 31, 2008	274	274

Shareholders’ Equity:
Common Shares, voting, no par value, at stated value; 40,000 shares authorized; 9,598 shares issued in 2008 and 2007	2,563	2,563
Additional paid-in capital	57,511	57,375
Accumulated deficit	(29,213)	(38,010)
Accumulated other comprehensive income	(713)	3,956
Common shares in treasury, at cost	(448)	(448)
Notes and interest receivable	(625)	(603)

Total shareholders’ equity	29,075	24,833

	$86,168	$81,194

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CORRPRO COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In Thousands, Except Per Share Data)

	For the Nine Months Ended December 31,
	2008	2007
Revenues	$149,271	$131,675

Operating costs and expenses:
Cost of sales	106,080	90,895
Selling, general and administrative expenses	30,492	27,602

Operating income	12,699	13,178

Other income (expense):
Change in fair value of warrants	2,795	(551)
Litigation settlement	—	701
Other (expense) income	(507)	1,140
Interest expense	(3,519)	(4,106)

Income before income taxes	11,468	10,362

Provision for income taxes	2,671	3,300

Net income	8,797	7,062

Dividends attributable to preferred stock	2,402	2,103

Net income available to common shareholders	$6,395	$4,959

Earnings per share – Basic:
Net income available to common shareholders	$0.25	$0.19

Earnings per share – Diluted:
Net income available to common shareholders	$0.13	$0.17

Weighted average shares –
Basic	25,603	25,603
Diluted	27,553	29,193

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CORRPRO COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Nine Months Ended December 31, 2008

(UNAUDITED)

(In Thousands)

	Common Shares		Additional	Accumulated Deficit	Accumulated Other	Common	Notes and	Total
	Number Outstanding	Par Value	Paid-In Capital		Comprehensive Income	Shares In Treasury	Interest Receivable
Balance at March 31, 2008	9,552	$2,563	$57,375	$(38,010)	$3,956	$(448)	$(603)	$24,833
Comprehensive Income:
Net income	—	—	—	8,797	—	—	—	8,797
Minimum pension liability	—	—	—	—	2	—	—	2
Cumulative translation adjustment	—	—	—	—	(4,671)	—	—	(4,671)

Total Comprehensive Income								4,128
Stock based compensation	—	—	136	—	—	—	—	136
Interest receivable	—	—	—	—	—	—	(22)	(22)

Balance at December 31, 2008	9,552	$2,563	$57,511	$(29,213)	$(713)	$(448)	$(625)	$29,075

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CORRPRO COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Thousands)

	For the Nine Months Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$8,797	$7,062
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	2,246	2,367
Stock-based compensation	136	117
Change in fair value of warrants	(2,795)	551
Deferred income taxes	(187)	439
Loss (gain) on sale of assets	7	(3)
Interest on shareholder note receivable	(22)	(22)
Changes in operating assets and liabilities:
Accounts receivable	(7,328)	(5,101)
Inventories	(545)	(1,036)
Prepaid expenses and other	319	(267)
Other assets	415	(56)
Accounts payable and accrued liabilities and other	6,921	628

Total adjustments	(833)	(2,383)

Net cash provided by operations	7,964	4,679

Cash flows from investing activities:
Additions to property, plant and equipment	(1,224)	(1,289)
(Payments for) proceeds from disposal of property, plant and equipment	(42)	42

Net cash used by investing activities	(1,266)	(1,247)

Cash flows from financing activities:
Payment of senior subordinated notes	(1,000)	—
Net (payment) borrowing from prior revolving credit facility	(7,251)	1,421
Net borrowing from new revolving credit facility	9,088	—
Payment of deferred financing costs	(736)	—
Payment of long-term debt	(2,003)	(3,776)

Net cash used by financing activities	(1,902)	(2,355)

Effect of changes in foreign currency exchange rates on cash	(766)	86

Net increase in cash and cash equivalents	4,030	1,163
Cash and cash equivalents at beginning of period	2,242	1,627

Cash and cash equivalents at end of period	$6,272	$2,790

Supplemental disclosures of cash flow information
Cash paid during the period for:
Income taxes	$263	$2,879
Interest	$1,844	$2,833

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CORRPRO COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(In Thousands, Except Per Share Data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying interim consolidated financial statements include the accounts of Corrpro Companies, Inc. and its subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s operations provide corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets throughout the world.

The information furnished in the accompanying interim consolidated financial statements has not been audited or reviewed by independent accountants except for the consolidated balance sheet at March 31, 2008 which is derived from audited financial statements. In the opinion of management, the interim consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods presented. The results of operations for the nine months ended December 31, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2009, or any other period. The interim consolidated financial statements should be read in conjunction with the Company’s financial statements for the fiscal year ended March 31, 2008.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Revenue recognition

The Company records income from construction and engineering contracts using the percentage-of-completion and units-of-work-performed methods of revenue recognition in accordance with Statement of Position (SOP) 81-1, Accounting for Performance of Construction – Type and Certain Production – Type Contracts. Fixed Price and Unit Rate contracts use the percentage-of-completion method, using costs incurred to date in relation to estimated total costs of the contracts, to measure the stage of completion. Original contract prices are adjusted for change orders and claims when the change order or claim has been approved by the customer. Cost budgets are revised, when necessary, in the amounts that are reasonably estimated based on Project Management’s knowledge of the project as well as the Company’s historical experience. The cumulative effects of changes in estimated total contract costs and revenues are recorded in the period in which the facts requiring such revisions become known using the percentage-of-completion method. At the time it is determined that a contract is expected to result in a loss; the entire estimated loss is recorded. Time & Material and Cost Plus contracts use the units-of-work-performed method to recognize revenue and are typically billed weekly or monthly for the units of time and material costs incurred to date. Accounts receivable includes $1,529 and $1,610 at December 31, 2008 and March 31, 2008, respectively, of amounts billed but not paid by customers under retainage provisions of contracts. Prepaid expenses and other includes $5,720 and $6,421 at December 31, 2008 and March 31, 2008, respectively, for amounts related to costs and estimated earnings in excess of billings on uncompleted contracts. Accrued liabilities and other includes $2,489 and $2,441 at December 31, 2008 and March 31, 2008, respectively, of amounts related to billings in excess of costs and estimated earnings on uncompleted contracts.

The Company recognizes revenue from product sales upon shipment and transfer of ownership.

Warrants

The Company issued warrants to the holder of its Series B Preferred Stock and to the holder of its Senior Secured Subordinated Note. At the time the warrants were issued, a valuation was performed to determine the fair value of the warrants. The fair market value of the warrants is required to be updated on a quarterly basis. The primary input into this valuation is the market price of the common shares. As the Company’s stock price increases, the value of the warrants will increase and as the stock price decreases, the value of the warrants decreases. The change in the value of the warrants will be recorded as income if the stock price decreases, or as expense if the stock price increases. This non-cash charge has the potential to cause volatility in reported results in future periods. On March 29, 2006, the Company amended its securities purchase agreement to change certain provisions of the Series B Preferred Stock agreement. As a result of these changes, the fair market value of the 12,114 warrants issued to the Series B Preferred Stock holder, which was $10,648 on March 29, 2006, was reclassified from a liability to equity. This amount is now considered permanent equity and, as a result, for periods subsequent to March 29, 2006, the amount will not be required to be adjusted to fair market value. The warrants issued to the Company’s Senior Secured Subordinated Note holder will continue to be adjusted to fair market value each quarter. The warrant agreements also provide for the warrants to participate in dividend distributions, even if the warrants have not been exercised. However, the warrants are not required to participate in losses. Therefore, the warrants are considered to be a “Participating Security” by Financial Accounting Standards No. 128 for Earnings Per Share (EPS) calculations. This means that the warrants are included in the weighted average share calculation only in periods in which the Company generates net income available to common shareholders. As such, the Company’s EPS calculations also have the potential to be volatile. For further discussion, see Note 9 – Revolving Credit Facility and Senior Notes and Note 10 – Series B Cumulative Redeemable Voting Preferred Stock.

Stock-based compensation

The Company accounts for Stock-based Compensation in accordance with the Statement of Financial Accounting Standard (“SFAS”) No. 123R (revised 2004), Share-Based Payment, which replaced SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R (revised 2004) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires entities to recognize compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards (with limited exceptions). The Statement also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under the prior accounting rules. On April 1, 2006, the Company adopted this Statement using the modified prospective method and, accordingly, prior period results were not restated. For the nine months ended December 31, 2008 and 2007, the Company recorded compensation expense of $136 and $117, respectively. The Company maintains a full valuation allowance for its net domestic deferred tax assets and, as a result, no tax benefit was recognized for this compensation expense. The total unearned compensation at December 31, 2008, after recording compensation expense and after considering options granted, exercised and canceled, is $119. These costs will be expensed in future periods in accordance with SFAS No. 123R and recognized on a weighted average basis within the next twelve months.

Prior to the adoption of SFAS No. 123R (revised 2004), the Company accounted for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock-Based Compensation, an interpretation of APB Opinion No. 25 and related interpretations. Stock-based compensation related to non-employees was based on the fair value of the related stock or options in accordance with SFAS No. 123 and its interpretations. Expense associated with stock-based compensation was amortized over the vesting period of each individual award.

In June 1999, the Company adopted an Employee Stock Purchase Plan under which employees have a systematic long-term investment opportunity to own Company shares. Shareholder approval for such adoption was obtained on July 22, 1999. The Employee Stock Purchase Plan has been suspended.

The Company has options outstanding under various option plans including the 2006 Long-Term Incentive Plan (the “2006 Option Plan”), the 2004 Long-Term Incentive Plan (the “2004 Option Plan”), and the 1997 Long-Term Incentive Plan (the “1997 Option Plan”).

The 2006 Option Plan which was adopted on July 24, 2006, provides for the granting of up to 4,000 incentive stock options, non-qualified stock options, restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights or other awards to officers, directors, key employees and consultants of the Company. The option price per share will generally be the fair market value or higher of the Company’s common shares on the date of grant and the term of the options will not exceed 10 years. The 2006 Option Plan will terminate on July 24, 2016.

The 2004 Option Plan which was adopted on June 10, 2004, provides for the granting of up to 4,543 incentive stock options, non-qualified stock options, reload options, restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights or other awards to non-employee directors, officers, key employees and consultants of the Company. The option price per share will generally be the fair market value of the Company’s common shares on the date of grant or higher and the term of the options will not exceed 10 years. The 2004 Option Plan will terminate on June 10, 2014.

The 1997 Option Plan which was adopted on April 28, 1997, provides for the granting of up to 469 non-qualified stock options, stock appreciation rights, restricted stock awards or stock bonus awards to officers, key employees and consultants of the Company. In addition, the 1997 Option Plan provides that shares exercised, forfeited or otherwise terminated under previously granted stock awards, other than awards under the 1994 Directors Plan, will also be available for grant under this plan. The option price per share will generally be the fair market value of the Company’s common shares on the date of grant and the term of the options will not exceed 10 years. On April 30, 1998, the Company adopted an amendment to the 1997 Option Plan increasing the number of shares available for issuance by 300. The 1997 Option Plan terminated on April 28, 2007.

The 1997 Directors Plan was also adopted on April 28, 1997. The 1997 Directors Plan provides for the granting of up to 63 non-qualified stock options to current and future non-employee directors of the Company. Under this plan, each non-employee director can be granted options to purchase up to 3 common shares annually. The option price per share will be the fair market value of the Company’s common shares on the date of grant and the term of the options will be 10 years. The 1997 Directors Plan terminated on April 28, 2007.

Aggregate option activity is as follows:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (Deficit)
March 31, 2008	6,601	$1.11

Options Granted	80	$0.69
Options Exercised	—	—
Options Canceled	(344)	$1.97

December 31, 2008	6,337	$1.06	7.33	$(2,356)

Vested or expected to vest at December 31, 2008	3,172	$1.12	6.96	$(1,365)
Exercisable at December 31, 2008	1,572	$1.40	6.55	$(1,117)

During the nine months ended December 31, 2008, 30 new option grants were issued under the 2004 Option Plan with a weighted average exercise price of $0.96.

In April 2006, as part of a program to re-price outstanding out of the money options, the Company canceled 1,196 options with a weighted average exercise price of $2.73 and issued 1,196 new options with an exercise price of $0.86. In addition, during the year ended March 31, 2007, new option grants totaling 1,915 were issued under the 2004 Option Plan with a weighted average exercise price of $0.83. The new options generally vest over time, normally five years. However, exercisability of the new options is conditioned upon a liquidity event or a change in control of the ownership of the Company. The fair value of the options will be determined at the time a liquidity event or change of control is probable and compensation expense will be recognized at that time.

During the nine months ended December 31, 2008, the Company issued 50 options under the 2006 Option Plan with a weighted average exercise price of $0.52. The 2006 Option Plan has 2,635 options outstanding at December 31, 2008. There are 750 of these options that can be exercised immediately for restricted stock. For the remaining 1,885 options, exercisability is conditioned upon a liquidity event or a change in control of the ownership of the Company. For these options or restricted shares, vesting is conditioned upon a liquidity event or a change in control of the ownership of the Company. The fair value of the options or restricted shares will be determined at the time a liquidity event or change of control is probable and compensation expense will be recognized at that time. During the year ended March 31, 2007, 754 options were exercised at an average exercise price of $0.74. Of the options exercised, there were 750 options that were exercised for restricted stock at an exercise price of $0.74. The Company accepted promissory notes in the amount of $555 as consideration for the exercise. The notes bear interest at 5.21% and have a term of ten years. At December 31, 2008, the outstanding interest receivable was $70. The notes contain recourse provisions for up to 50% of any amounts owing on the notes. The notes are secured by all 750 restricted shares issued and the Company retains the stock certificate and blank stock power. The notes must be paid with the proceeds from any sale or liquidation of the stock. The stock will be sold or liquidated only in connection with a liquidity event or a change in control of the ownership of the Company.

The Company uses the Black-Scholes option-pricing model as its method of determining the fair value of stock options issued. This fair value is then amortized on a straight line basis over the requisite service periods of awards. The Black-Scholes option-pricing model was also previously used for the Company’s pro-forma information required by APB 25 for periods prior to fiscal year 2007. The fair value of the options on the date of grant as determined by the Black-Scholes option pricing model is affected by the Company’s stock price as well as other assumptions. These assumptions include, but are not limited to, the expected stock price volatility over the term of the option and actual and projected employee stock option exercise behaviors.

Income taxes

The Company adopted the provisions of FASB Interpretation 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, on April 1, 2007. Previously, the Company had accounted for income tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by FIN 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of an income tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For income tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all material income tax positions for which the statute of limitations remained open. As a result of the implementation of FIN 48, the Company recognized an increase of approximately $550 in the liability for unrecognized tax benefits, which was accounted for as a reduction to the April 1, 2007 balance of retained earnings. Including the amount previously recorded of $866, the amount of unrecognized tax benefits as of April 1, 2007 was $1,416.

The amount of unrecognized tax benefits at March 31, 2008 was $1,902. That amount includes $1,765 of unrecognized tax benefits which, if ultimately recognized, will reduce the Company’s annual effective tax rate.

At December 31, 2008, the balance of unrecognized tax benefits had increased to approximately $2,215. The increase from the beginning of the year is the result of a $313 increase related to a certain position taken in the current year that management believes there is a more likely than not chance of it not being sustained upon examination. The December 31, 2008 balance of unrecognized tax benefits includes $2,081 of unrecognized tax benefits which, if ultimately recognized, will reduce the Company’s annual effective tax rate. The Company does not expect any resolution to any uncertain positions in the next twelve months.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Income tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2003.

The Company accrues interest and penalty related to unrecognized tax benefits. The Company accrued approximately $742 and $685 for the payment of interest and penalties at December 31, 2008 and March 31, 2008, respectively.

Foreign currency translation

The functional currency of each foreign subsidiary is the respective local currency. Assets and liabilities are translated at the year-end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders’ equity in other comprehensive income. Transaction gains and losses are included in determining net income. Other income (expense) on the consolidated statements of operations represents foreign currency transaction gains (losses) for the periods then ended.

Derivatives

The Company uses derivative financial instruments for its European operations to manage its economic exposure to movements in foreign currency exchange. The use of these financial instruments modifies the exposure of these risks with the intent to reduce risk to the Company. The Company does not use financial instruments for trading purposes. Changes in fair value of derivative financial instruments are recorded as adjustments to the assets or liabilities being hedged in the statement of operations or in accumulated other comprehensive income, depending on whether the derivative is designated and qualifies for hedge accounting. The Company is currently accounting for all derivative transactions as being ineffective and therefore has adjusted the market-to-market changes through the statements of operations.

At December 31, 2008, the Company had foreign currency exchange contracts outstanding that expire at various dates through June 2011. The Company has a liability of approximately $127 and $43 at December 31, 2008 and March 31, 2008, respectively related to such contracts.

New Accounting Standards

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure eligible financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company adopted the provisions of SFAS 159 on April 1, 2008 and has elected not to apply the fair value option to any of its financial instruments not already carried at fair value in accordance with other accounting standards.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). The objective of SFAS 141(R) is to improve the relevance and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish this, SFAS 141(R) establishes principles and requirements for how the acquirer: 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will be required to adopt SFAS 141(R) during fiscal 2010.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), which establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. SFAS 161 amends and expands the disclosure requirements of Statement 133. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating whether the adoption of SFAS 161 will have a material impact on its financial position or results of operations.

In April 2008, the FASB issued FASB Staff Position FAS No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other U.S. generally accepted accounting principles (GAAP). FSP FAS 142-3 shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating whether the adoption of SFAS 142 will have a material impact on its financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the U.S. SFAS 162 shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 applies to the calculation of earnings per share (“EPS”) described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share, for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. All prior-period EPS data presented shall be adjusted retrospectively to conform to the provisions of this FSP. The Company will apply the requirements of FSP EITF 03-6-1 upon its adoption on April 1, 2009 and it does not believe the adoption of FSP EITF 03-6-1 will have a material impact on its financial position or results of operations.

NOTE 2 - INVENTORIES

	December 31, 2008	March 31, 2008
Inventories consist of the following:
Component parts and raw materials	$6,665	$7,401
Finished goods	6,825	6,599

	13,490	14,000
Inventory Reserve	(1,228)	(1,089)

Net Inventory	$12,262	$12,911

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

	December 31, 2008	March 31, 2008
Property, plant and equipment consist of the following:
Land	$493	$560
Building and improvements	5,978	6,528
Equipment, furniture and fixtures	14,327	14,951

	20,798	22,039
Less: Accumulated depreciation	(13,485)	(14,088)

	$7,313	$7,951

NOTE 4 - EARNINGS PER SHARE

Basic earnings per common share (“EPS”) is generally calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding. However, the Company’s issuance of warrants (see Note 10 - Series B Cumulative Redeemable Voting Preferred Stock), which are considered to be a “Participating Security” by Financial Accounting Standards No. 128 for EPS calculations, EITF Topic D-95, Effect of Participating Convertible Securities on the Computation of Basic Earnings, requires those securities be included in the computation of basic EPS if the effect is dilutive. The Company uses the two class method in calculating the dilutive effect in basic EPS. Also, in accordance with the provisions of SFAS No. 128, diluted EPS for the periods with net income have been determined by dividing net income available to common shareholders by the weighted average number of common shares and potential common shares outstanding for the period. Diluted EPS for periods with a net loss is calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding, excluding potential common shares as their affect would be anti-dilutive.

Basic and diluted earnings per share for the nine months ended December 31 are calculated using the two-class method as follows:

	For the Nine Months Ended December 31,
	2008	2007
Basic EPS – Two-Class Method:
Net income available to common shareholders	$6,395	$4,959

Amount allocable to common shareholders (1)	37.3%	37.3%

Rights to undistributed income	$2,385	$1,850

Basic earnings per share	$0.25	$0.19

(1) Basic weighted average common shares outstanding	9,552	9,552
Weighted average additional common shares assuming exercise of warrants	16,051	16,051

Weighted average common equivalent shares assuming exercise of warrants	25,603	25,603

Amount allocable to common shareholders	37.3%	37.3%

Diluted EPS:
Net income available to common shareholders	$6,395	$4,959
Less: Change in fair value of warrants (2)	2,795	—

	$3,600	$4,959

Amount allocable to common shareholders	100.0%	45.0%

Rights to undistributed income	$3,600	$2,232

Diluted earnings per share	$0.13	$0.17

Weighted average common shares outstanding	9,552	9,552
Dilutive effect of assumed exercise of previous lender warrants (3)	897	898
Dilutive effect of stock options	1,053	2,692

Subtotal	11,502	13,142

Dilutive effect of warrants	16,051	16,051

Diluted weighted average shares outstanding	27,553	29,193

(3) See Note 11 - Previous Lender Warrants

NOTE 5 - INCOME TAXES

In October 2005 and November 2005, Canada Customs and Revenue Agency (“CRA”) notified the Company’s wholly-owned Canadian subsidiary that CRA had re-assessed such subsidiary’s Canadian income tax returns covering its 2001, 2002 and 2003 tax years. According to the CRA notices, the re-assessment, plus $256 of assessments received previously for tax years 1999 and 2000, would result in additional tax due of $3,045. The adjustments asserted by CRA primarily relate to the tax reporting for a business unit acquisition and certain intercompany transactions. In December 2005, Alberta Finance Tax and Revenue Administration (“AFTRA”) notified the Company’s wholly-owned Canadian subsidiary that AFTRA had re-assessed such subsidiary’s Alberta income tax returns covering the same tax years of 2001, 2002 and 2003. According to the AFTRA notices, the re-assessment would result in additional tax due of $606.

Based on the assessments received, the Company estimated that its total income tax exposure for the assessments described above could be as high as $3,778. The Company believed that aspects of these assessments were invalid, and appealed both the CRA and AFTRA assessments.

In September 2005, the Company recorded an income tax charge of $1,560 related to the CRA and AFTRA re-assessments, including interest of $304 and penalties of $88. This charge represented the Company’s best estimate for those matters where it was probable that it incurred a loss and the loss or range of loss could be reasonably estimated. The liability was recorded on the Consolidated Balance Sheet in Accrued liabilities and other.

In April 2006, CRA notified the Company that it was required to make payments totaling $2,391 related to certain of the assessments outstanding, even though the Company believed that aspects of the assessments were invalid and had filed its appeals. On April 1, 2006 and June 26, 2006, the Company remitted payments to CRA in the amount of $607 and $1,016, respectively. In September 2006, the Company was successful in one of its appeals and $685 was credited back to the Company. However, the CRA ruled against the Company on another one of the assessments that was under appeal.

In December 2007, the Company received a reassessment from CRA indicating that CRA had ruled in the Company’s favor on all significant remaining appeals by the Company apart from the one item discussed above that is under further appeal. The final reassessment resulted in a refund due to the Company of $892. As of June 18, 2008, the entire refund had been received. A re-assessment from AFTRA was received by the Company in May 2008. The reassessment resulted in a balance due to AFTRA of $220. As of September 2008, the Company remitted the entire balance due to AFTRA.

NOTE 6 - COMPREHENSIVE INCOME

Accumulated other comprehensive income is reported separately from retained earnings (accumulated deficit) and Additional paid-in-capital in the Consolidated Balance Sheets. Items considered to be other comprehensive income include adjustments made for foreign currency translation (under SFAS No. 52) and pensions (under SFAS No. 87 and FAS 106).

Components of other accumulated comprehensive income consist of the following:

	December 31, 2008	March 31, 2008
Translation adjustment	$(673)	$3,998
Pensions	(40)	(42)

	$(713)	$3,956

Components of comprehensive income consist of the following:

	For the Nine Months Ended December 31,
	2008	2007
Net income	$8,797	$7,062
Other comprehensive income:
Translation adjustment	(4,671)	2,765
Minimum pension liability	2	—

Total comprehensive income	$4,128	$9,827

The amount in translation adjustment in both years is primarily due to the exchange rate changes between the Canadian Dollar and the U.S. Dollar.

NOTE 7 - PRODUCT WARRANTIES

In the normal course of business, the Company provides warranties and indemnifications for its products and services. The Company provides warranties that the products the Company distributes are in compliance with prescribed specifications. In addition, the Company has indemnity obligations to its customers for these products, which have also been provided to the Company from its suppliers, either through express agreement or by operation of law.

At December 31, 2008 and March 31, 2008, accrued warranty costs were not material to the consolidated balance sheets.

NOTE 8 - BUSINESS SEGMENTS

The Company has organized its operations into three business segments: Domestic Core Operations, Canadian Operations and European Operations. Its business segments and a description of the products and services they provide are described below:

Domestic Core Operations. The Company’s Domestic Core Operations segment provides products and services, which include corrosion control, coatings and pipeline integrity and risk assessment. The Company provides these products and services to a wide-range of customers in the United States and internationally in a number of industries, including energy, utilities, water and wastewater treatment, chemical and petrochemical, pipelines, defense and municipalities. In addition, this segment provides coatings services primarily to the United States military. It also provides coating services to customers in the entertainment, aerospace, transportation, petrochemical and electric power industries. Finally, the Domestic Core Operations segment includes a production facility in the United States that assembles and distributes cathodic protection products, such as anodes, primarily to the United States market. Revenues relating to this segment totaled $94,575 (or 63% of consolidated revenues) and $81,079 (or 62% of consolidated revenues) for the nine months ended December 31, 2008 and 2007, respectively. The Domestic Core operations had goodwill of $5,485 at December 31, 2008 and March 31, 2008.

Canadian Operations. The Company’s Canadian Operations segment provides corrosion control, pipeline integrity and risk assessment services to customers in Canada that are primarily in the oil and gas industry. These customers include pipeline operators and petrochemical plants and refineries. The Canadian Operations segment has a production facility that assembles products such as anodes and rectifiers. Revenues relating to this segment totaled $41,630 (or 28% of consolidated revenues) and $38,912 (or 30% of consolidated revenues) for the nine months ended December 31, 2008 and 2007, respectively. The Canadian operations had goodwill of $8,688 at December 31, 2008 and $10,431 at March 31, 2008.

European Operations. The Company’s European Operations segment provides corrosion control products and services to customers in international markets in the petroleum, utility, industrial, marine and offshore markets, as well as to governmental entities in connection with their infrastructure assets. Revenues relating to this segment totaled $13,066 (or 9% of consolidated revenues) and $11,684 (or 9% of consolidated revenues) for the nine months ended December 31, 2008 and 2007, respectively. The European operations had no goodwill as of December 31, 2008 and March 31, 2008.

Financial information relating to the Company’s operations by segment are presented below:

	For the Nine Months Ended December 31,
	2008	2007
Revenue:
Domestic Core Operations	$94,575	$81,079
Canadian Operations	41,630	38,912
European Operations	13,066	11,684

	$149,271	$131,675

Operating Income:
Domestic Core Operations	$11,683	$10,557
Canadian Operations	8,626	8,663
European Operations	1,115	1,043
Corporate Related Costs and Other	(8,725)	(7,085)

	$12,699	$13,178

Capital Expenditures:
Domestic Core Operations	$651	$843
Canadian Operations	306	188
European Operations	46	54
Corporate Related Capital Expenditures	221	204

	$1,224	$1,289

Depreciation and Amortization:
Domestic Core Operations	$1,608	$1,746
Canadian Operations	381	272
European Operations	68	57
Corporate Related Depreciation and Amortization	189	292

	$2,246	$2,367

	December 31, 2008	March 31, 2008
Total Assets:
Domestic Core Operations	$46,009	$38,927
Canadian Operations	30,624	30,475
European Operations	6,270	7,688
Corporate Related Assets and Other	3,265	4,104

	$86,168	$81,194

NOTE 9 - REVOLVING CREDIT FACILITY AND SENIOR NOTES

Long-term debt at December 31, 2008 and March 31, 2008 consisted of the following:

	December 31, 2008	March 31, 2008
Term Loan	$2,150	$4,187
Senior Secured Subordinated Notes, due 2011, net of discount (1)	10,880	11,393
Revolving Credit Facility	9,088	7,251
Other	96	62

	22,214	22,893
Less: current portion, including Revolving Credit Facility	10,010	11,438

	$12,204	$11,455

(1) The Senior Secured Subordinated Notes are net of discounts of $2,120 at December 31, 2008 and $2,607 at March 31, 2008.

Senior Secured Credit Facility

On April 10, 2008, the Company entered into a new $29,000 senior secured credit facility (“new credit facility”), with a new lender. The new credit facility consists of a revolving credit line (“revolver”), a term loan with a three-year maturity and a letter of credit sub-facility. As part of the refinancing, the Company repaid and terminated its prior revolving credit facility and outstanding term loan due March 30, 2009. The Company expensed the deferred financing costs of $678 associated with the prior loans in April 2008.

Initial borrowings on the new credit facility were used to repay existing indebtedness. The revolver provides for maximum borrowings of $26,000 and is limited to borrowing base amounts as defined. The interest rate on the revolving credit facility is based, at the Company’s option, on LIBOR plus 1.25% to 2.00% or prime plus -0.50% to +0.25%. At December 31, 2008, the 30 day LIBOR rate was 0.50% and prime rate was 3.25%. The weighted average effective interest rate on the outstanding revolving credit facility borrowings at December 31, 2008 was 3.62%. The Company is also required to pay an unused line fee of 0.25% on the unused portion of the revolver. The revolver includes a credit sub-facility of $5,000 for the issuance of standby letters of credit. Standby letter of credit fees are 1.25% to 2.00% on the un-drawn face amount of all outstanding standby letters of credit. At December 31, 2008, the Company had $9,088 outstanding under the revolving credit facility. The Company also had $2,978 of outstanding letters of credit as of December 31, 2008. Total availability under the revolving credit facility at December 31, 2008 was approximately $10,249, after giving consideration to borrowing base limitations. The Company paid $736 of deferred financing costs, which was classified in other assets on the Consolidated Balance Sheets. Such costs are amortized over the life of the debt, using the effective interest rate method. The Company expensed $678 of deferred financing costs associated with prior loans in April 2008.

The revolving credit agreement expires on March 28, 2011. However, in accordance with EITF 95-22 “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement,” the Company is required to classify all of its outstanding debt under the Revolving Credit Facility as a current liability.

The term loan facility provided for an original principal amount of $3,000. The term loan bears interest, at the Company’s option, at LIBOR plus 1.50% to 2.25% or prime plus -0.25% to +0.50%. The weighted average effective interest rate on the outstanding term loan facility borrowings at December 31, 2008 was 3.81%. The term loan requires the Company to make monthly principal payments from inception to March 28, 2011. The amount of the monthly payment is fixed at $77 per month. At December 31, 2008, the outstanding balance on the term loan was $2,150.

The Company’s payments under the term loan for the twelve months ended December 31 are scheduled to be:

	Total	2009	2010	2011
Term Loan, due 2011	$2,150	$922	$922	$306

Borrowings under the new revolving credit facility are secured by a first priority security interest in the Company’s domestic and Canadian accounts receivable, inventories, certain intangibles, machinery and equipment and owned real estate. The Company has also pledged slightly less than two-thirds of the capital stock of two of its foreign subsidiaries. The agreement requires the Company to maintain certain financial ratios and places limitations on its ability to pay cash dividends, incur additional indebtedness, make investments, including acquisitions, and take certain other actions. As of December 31, 2008, the Company was in compliance with these covenants.

Previous Senior Secured Credit Facility

On March 30, 2004, the Company entered into a $40,000 revolving credit, term loan and security agreement (collectively the “revolving credit facility”) that would have expired on March 30, 2009 if it had not been refinanced on April 10, 2008. Initial borrowings were used to repay existing indebtedness. The revolving credit facility provided for a maximum principal amount of $19,500. Borrowings under the revolving credit facility were limited to borrowing base amounts as defined. The interest rate on the revolving credit facility was at prime plus 1.75%. The Company was also required to pay an unused line fee of 0.75% on the unused portion of the revolving credit facility and a collateral management fee of 0.50% based on the funded portion of the revolving credit facility. The revolving credit facility included a credit sub-facility of $7,000 for the issuance of standby letters of credit. Standby letter of credit fees were 3.00% on the un-drawn face amount of all outstanding standby letters of credit.

The term loan facility provided for an original principal amount of $20,500. The term loan bore interest at prime plus 3.50% subject to a floor of 7.50%. The term loan required the Company to make monthly principal payments from inception to March 1, 2009. The amount of the monthly payment was fixed, but the monthly amount increased each year. In addition, notwithstanding any other provisions in the revolving credit, term loan and security agreement, the Company was required to pay 50% of its excess cash flow, as defined, each year, starting with the year ending March 31, 2005, to further pay down the term loan.

The Company expensed $678 of deferred financing costs in April 2008 when this facility was refinanced.

Senior Secured Subordinated Notes

The Company currently has a senior secured subordinated note and equity purchase agreement, as amended on June 30, 2006, with American Capital Strategies, Ltd. Initial borrowings of $14,000 were used to repay existing indebtedness. The interest rate on the senior secured subordinated notes is 12.5%. The notes do not require principal payments and are due on March 29, 2011. In April 2008, the Company made a voluntary principal payment of $1,000 on the senior secured subordinated notes which is the only principal payment made since the inception of the agreement. The Company also paid a prepayment penalty of $30 upon making the voluntary principal payment. The agreement was amended in April 2008 to incorporate changes in the definition of certain terminology associated with the refinancing of the Senior Secured Credit Facility. The senior secured subordinated notes, as amended, are secured by a lien on the Company’s domestic and Canadian accounts receivable, inventories, certain intangibles, machinery and equipment and owned real estate subordinated in lien priority only to the liens in favor of the senior lender. In addition, the holder of the senior secured subordinated notes received a warrant to purchase 3,937 shares of the Company’s common shares at an exercise price of $.001. A valuation was performed to determine the fair market value of the warrants at March 31, 2004. This value was recorded as a liability on the Company’s balance sheet and the debt balance was recorded at a discount. The amount of the discount is amortized using the effective interest method over the life of the related agreement. The fair market value of the warrant is required to be updated on a quarterly basis. The primary input into this valuation is the market price of the common shares. As the Company’s stock price increases, the value of the warrant will increase and as the stock price decreases, the value of the warrant decreases. The change in the value of the warrant is recorded as income if the stock price decreases or as expense if the stock price increases. This non-cash charge has the potential to cause volatility in reported results in future periods. In addition, the warrant agreement provides for the warrant to participate in dividend distributions, even if the warrant has not been exercised. However, the warrant is not required to participate in losses. Consequently, the warrant is considered to be a “Participating Security” by Financial Accounting Standards No. 128 for Earnings Per Share (EPS) calculations and therefore, the warrant is included in the weighted average share calculation only in periods in which the Company generates net income available to common shareholders. As such, the Company’s EPS calculations also have the potential to be volatile. The senior secured subordinated note and equity purchase agreement, as amended, requires the Company to maintain certain financial ratios and places limitations on its ability to pay cash dividends, incur additional indebtedness, make investments, including acquisitions, and take certain other actions. The Company was in compliance with these covenants at December 31, 2008 and March 31, 2008.

The Company believes that cash generated by operations and amounts available under its credit facilities will be sufficient to satisfy its liquidity requirements for at least the next twelve months.

NOTE 10 - SERIES B CUMULATIVE REDEEMABLE VOTING PREFERRED STOCK

On March 30, 2004, the Company entered into a securities purchase agreement with a purchaser providing for a $13,000 private equity investment. The proceeds were used to repay existing indebtedness. Under the terms of the securities purchase agreement, the Company issued 13,000 shares of newly-created Series B Preferred Stock. In addition, the purchaser received a warrant to purchase 12,114 common shares at an exercise price of $.001. A valuation was performed to determine the fair market value of the warrants at March 31, 2004. This value was recorded as a liability on the Company’s balance sheet and the Series B Preferred Stock was recorded net of the value of the warrant. The fair market value of the warrant is required to be updated on a quarterly basis. The primary input into this valuation is the market price of the common shares. As the Company’s stock price increases, the value of the warrant will increase and as the stock price decreases, the value of the warrant decreases. The change in the value of the warrant is recorded as income if the stock price decreases, or as expense if the stock price increases. This non-cash charge has the potential to cause volatility in reported results in future periods. On March 29, 2006, the Company amended its warrant agreement to change certain provisions of the agreement. As a result of these changes, the fair market value of the 12,114 warrants on March 29, 2006 of $10,648 was reclassified from a liability to equity. This amount is considered permanent equity. For periods subsequent to March 29, 2006, the amount will not be required to be adjusted to fair market value. The warrant agreement also provides for the warrant to participate in dividend distributions, even if the warrant has not been exercised. However, the warrant is not required to participate in losses. Consequently, the warrant is considered to be a “Participating Security” by Financial Accounting Standards No. 128 for Earnings Per Share (EPS) calculations and therefore, the warrant is included in the weighted average share calculation only in periods in which the Company generates net income available to common shareholders. As such, the Company’s EPS calculations also have the potential to be volatile.

The Series B Preferred Stock will accrue cumulative quarterly dividends at an annual rate of 13.5%. The dividends are not reflected as a liability or as a reduction to shareholders equity until such time as they are declared. The liquidation value of the Series B Preferred Stock is disclosed on the Consolidated Balance Sheets. None of the accumulated preferred dividends have been declared or paid. In the event the Company does not maintain certain financial covenants for the twelve months preceding any quarterly dividend payment date, the annual dividend rate will increase to 16.5% for each subsequent calendar quarter during which the Company fails to comply with such financial covenants. At September 30, 2005, the Company was not in compliance with these financial covenants. As a result, the annual dividend rate increased to 16.5% on October 1, 2005. The Company regained compliance at December 31, 2006. As a result, the annual dividend rate was reduced to 13.5% for the quarter beginning January 1, 2007. At December 31, 2008 and March 31, 2008, the Company was in compliance with this covenant. This covenant is measured on a quarterly basis.

Dividends on the Series B Preferred Stock are payable either (i) in cash if then permitted under the terms of the outstanding senior indebtedness and/or subordinated indebtedness or (ii) in additional shares of Series B Preferred Stock. Dividends payable in cash would be paid when, as and if declared by the Board of Directors out of funds legally available thereof. The terms of the senior financing prohibit, unless approved by the lender, the payment of any cash dividends on the Series B Preferred Stock while such debt is outstanding.

The Series B Preferred Stock will rank, with respect to the payment of dividends and rights upon liquidation, dissolution or winding up of the Company, senior to the Common Stock and each other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series shall rank equal or senior to the Series B Preferred Stock with respect to the payment of dividends or rights upon liquidation, dissolution or winding up (collectively, “Junior Stock”).

The liquidation preference of each share of Series B Preferred Stock is $1,000 per share, plus any accrued and unpaid dividends thereon. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock will be entitled to receive the liquidation preference per share of Series B Preferred Stock in effect on the date of such liquidation, dissolution or winding up, plus an amount equal to any accrued but unpaid dividends thereon as of such date before any distribution or payment is made to the holders of Junior Stock.

Under the terms of the Series B Preferred Stock, a liquidation, dissolution or winding up of the Company shall be deemed to include any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the capital stock or assets of the Company or a merger, consolidation or other transaction or series of related transactions in which the Company’s shareholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity, unless the holders of a majority of the then-outstanding shares of Series B Preferred Stock affirmatively vote or consent in writing that any such transaction shall not be treated as a liquidation, dissolution or winding up.

The Series B Preferred Stock is redeemable at the option of the holders of a majority of the outstanding Series B Preferred Stock upon the occurrence of any of the following events with respect to the Company:

•

the occurrence of any change in beneficial ownership, merger, consolidation, sale or other disposition of assets, or other similar type event that constitutes a “change of control” or similar-termed event, or a breach or other triggering event, under the terms of our senior indebtedness and/or subordinated indebtedness;

•	the acceleration of any amounts due under the senior indebtedness and/or subordinated indebtedness;

•	any issuance or sale of the Company’s equity securities in a public or private offering resulting in aggregate net proceeds to the Company in excess of $20.0 million;

•	any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary; or

•	the occurrence of certain bankruptcy and insolvency events.

In addition, if then permitted by the holders of the senior indebtedness and/or subordinated indebtedness, the Series B Preferred Stock would be redeemable at the option of a majority of the holders of Series B Preferred Stock upon the occurrence of any of the following events with respect to the Company:

•

the acquisition of 20% or more of the outstanding voting securities of the Company by any person or group, other than through the ownership or acquisition of the Series B Preferred Stock, the Purchaser Warrant, or the shares of Common Stock issued upon exercise of the Purchaser Warrant;

•

a consolidation or merger involving the Company, other than a consolidation or merger under a transaction in which (i) the outstanding voting stock of the Company remains outstanding or (ii) the beneficial owners of the outstanding voting stock of the Company immediately prior to such transaction beneficially own less than 80% of the voting stock of the surviving entity immediately following such transaction;

•

the sale, transfer, assignment, lease, conveyance or other disposition in one or a series of transactions in excess of 20% of the assets of the Company, or assets of the Company resulting in aggregate net proceeds to the Company in excess of $20.0 million; or

•	the aggregate amount of indebtedness of the Company is equal to or less than $2.0 million.

Each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together with the holders of Common Stock and all other voting stock of the Company as a single class at all annual, special and other meetings of the shareholders of the Company. Initially the Series B Preferred Stock will have approximately 51% of the total voting power of the Company. Such percentage is subject to adjustment based on shares outstanding in the future at any particular time. The percentage of voting power is mathematically calculated as follows: In any vote in which the holders of Series B Preferred Stock are entitled to vote with the holders of Common Stock, each share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes equal to the quotient of (i) the product of (A) 1.0408, multiplied by (B) the total number of votes that may be cast by the holders of all Post Transaction Fully Diluted Shares as of the record date for such vote, divided by (ii) 13,000. Future issuances of voting securities of the Company not contemplated in the securities purchase agreement will proportionately reduce the voting power of the Series B Preferred Stock.

In addition to the foregoing, the approval of the holders of a majority of the outstanding Series B Preferred Stock, voting separately as a class, is required to:

•	amend, modify or alter any provision of the Amended Articles or the Amended Code of Regulations that adversely affect the rights of the holders of the Series B Preferred Stock;

•	consummate a merger or consolidation of the Company or sale in excess of 40% of the assets of the Company;

•	consummate a liquidation, dissolution, winding up, recapitalization or reorganization of the Company;

•	effect any material acquisition or series of acquisitions, joint venture or strategic alliance involving the Company;

•

pay any dividends or distributions on, or make any other payment in respect of, any capital stock of the Company, except for dividends and distributions payable (i) on the Series B Preferred Stock or on any shares of capital stock of the Company ranking equal or senior to the Series B Preferred Stock, or (ii) to the holders of Common Stock in the form of additional shares of Common Stock;

•

authorize, designate, sell or issue any capital stock or debt securities (other than, with respect to debt securities, any senior indebtedness) of the Company and/or its subsidiaries, except for (i) issuances of shares of Common Stock after the initial issue date of the Series B Preferred Stock issuable upon exercise of options or rights granted to directors, officers or employees of the Company under existing or future option plans of the Company, provided that the aggregate amount of such issuances do not exceed 15% of the Post Transaction Fully Diluted Shares, (ii) issuances of Common Stock upon exercise of the Existing Warrants or (iii) issuances of Common Stock upon exercise of the Warrants; or

•

redeem or purchase any capital stock of the Company, except for (i) redemptions of Series B Preferred Stock contemplated by the terms of the Amended Articles, and (ii) payments to holder of the senior secured subordinate note upon exercise of its right to require the Company to redeem or repurchase the Warrant or the shares of Common Stock issuable upon exercise of the Warrant.

The terms of the Series B Preferred Stock also provide that for so long as at least 40% of the shares of Series B Preferred Stock issued at the Closing remain outstanding, the holders of Series B Preferred Stock will have the right to appoint a majority of the full Board of Directors.

After the initial issue date of the Series B Preferred Stock, the Company cannot issue or sell any capital stock or debt securities (other than senior secured indebtedness of the Company) unless prior to such issuance or sale, each holder of Series B Preferred Stock has first been given the opportunity to purchase, on the same terms and conditions on which such securities are proposed to be issued or sold by the Company, such holder’s proportionate share of 51% of the securities to be issued or sold by the Company. Holders of Series B Preferred Stock will not have preemptive rights to purchase:

•

shares of Common Stock issued after the initial issue date of the Series B Preferred Stock upon exercise of options or rights granted to directors, officers or employees of the Company under existing or future option plans of the Company, provided that the aggregate amount of such shares does not exceed 15% of the Post Transaction Fully Diluted Shares;

•	shares of Common Stock issuable upon exercise of the Existing Warrants;

•	shares of Common Stock issuable upon exercise of the Warrants;

•	shares of Common Stock issuable upon conversion of convertible securities of the Company outstanding on the initial issue date of the Series B Preferred Stock; or

•	shares of Series B Preferred Stock issued in accordance with the terms of the Amended Articles.

Shares of Series B Preferred Stock generally may be sold or otherwise transferred to a single purchaser in one transaction involving all of the outstanding Series B Preferred Stock. Any other sale or transfer of Series B Preferred Stock must be approved by a committee of disinterested directors of the Board of Directors, which consent may not be unreasonably withheld. If a committee of disinterested members of the Board of Directors approves all future transfers of Series B Preferred Stock, then such approval will be irrevocable and be binding upon the Company as to any future transfer of Series B Preferred Stock.

NOTE 11 - PREVIOUS LENDER WARRANTS

The warrants issued to the previous revolving credit facility lender permitted the lender to purchase 467 common shares at a purchase price of $0.01 per share at any time after July 31, 2003 until September 23, 2012, and the warrants issued to the previous Senior Notes lender permitted the lender to purchase 467 common shares at a purchase price of $0.01 per share at any time after July 31, 2003 until September 23, 2012. For purposes of financial reporting, these warrants were valued at $313 each and the aggregate amount of $626 increased paid-in-capital and reduced short-term and long-term debt. In connection with refinancing and recapitalization, effective March 30, 2004, the warrants were subject to certain adjustments and, as a result, each was adjusted upward by 229 common shares at a new adjusted exercise price of $0.00631 per share. There were zero warrants exercised for the nine months ended December 31, 2008 and 2007, respectively. There were 902 and 902 warrants outstanding at December 31, 2008 and March 31, 2008, respectively.

The warrant agreement for both the revolving credit facility lenders and the senior notes lender contain a provision which permitted the Company to reduce the amount of the warrant by up to 50% based upon prepayments of the principal made by the Company prior to July 31, 2003 with cash proceeds received from the disposition of targeted company assets. The prepayments resulted in the revolving credit facility lender warrants and the senior notes lender warrants being reduced by 82 common shares and 82 common shares, respectively.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted the provisions of SFAS No. 157 at April 1, 2008. SFAS No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157’s hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1 – Unadjusted quoted prices in active markets for identical unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

The Company uses the fair value methodology outlined in SFAS No. 157 to value the assets and liabilities recorded at fair value, including foreign currency exchange contracts. The company’s foreign currency exchange derivative contracts are valued using foreign currency exchange rates, and are therefore defined as Level 2 fair value measurements. In accordance with SFAS No. 157, the following table represents the Company’s assets and liabilities recorded at fair value as of December 31, 2008:

	Level 1	Level 2	Level 3	Total
Foreign currency exchange derivatives	$—	$(127)	$—	$(127)

NOTE 13 - LITIGATION SETTLEMENTS

In connection with a declaratory judgment action commenced in August 2005 against the American Society for Testing and Materials, Inc. (“ASTM”), in June 2007, the Company received $1,032, awarding attorneys’ fees and settlement costs, plus interest, incurred by the Company in an underlying lawsuit. The Company recorded the $1,032 gain in June 2007 in Selling, general & administrative expenses in the consolidated statements of operations. The Company, in September 2007, received an additional $340 settlement from ASTM for legal fees incurred by the Company during the appeal of the declaratory judgment action. The Company recorded the $340 in September 2007 in Selling, general & administrative expenses in the consolidated statements of operations.

In August 2007, the Company received a $1,201 settlement from a former professional liability insurer, to reimburse the Company for legal and other expenses associated with the Company’s claims arising from its participation in underground storage tank upgrading activities pursuant to a national mandate of the U.S. Environmental Protection Agency. The Company incurred $602 in contingent legal fees associated with this settlement, resulting in a net gain of $599. The Company recorded the $1,201 settlement as well as the $602 contingent legal fees in August 2007 in Selling, general & administrative expenses in the consolidated statements of operations.

In October 2007, the Company received $1,425 in full settlement of a lawsuit filed in the United States District Court, Middle District of Georgia. The lawsuit followed the Company’s discovery, in fiscal 2001, that an incorrect assessment standard was used in connection with the evaluation of whether certain underground storage tanks located at as many as 67 sites were eligible for upgrade using cathodic protection. The Company incurred $724 in contingent legal fees associated with this settlement, resulting in a net gain of $701. The Company recorded the $1,425 settlement as well as the $724 contingent legal fees in October 2007 in Litigation settlement in the consolidated statements of operations.

Pension Plan

A subsidiary in the Company’s European Operations has a contributory defined benefit pension plan (the “Plan”) which no longer accrues benefits but is still being funded by the Company. While reviewing its historical files of the Plan, the Company has been unable to locate certain Plan amendment documents (“Plan documents”) and continues to try and locate them. Although it is not possible to predict the financial impact to the Company if such Plan documents were not executed, the Company believes that such Plan documents were executed and will be located and that its actions taken with respect to those Plan documents are consistent with applicable pension compliance requirements.

Subpoena of Records

In connection with the Company’s contract business with the government, the Company received a subpoena in December 2005 from the Defense Criminal Investigative Service (“DCIS”) for records regarding certain contracts between the Company and government agencies. From December 2005 through December 2008, the Company has complied with the subpoena and has provided records when requested to do so. The Company continues to cooperate with the investigation. The DCIS has not indicated when it anticipates it will complete its investigation.

The Company is subject to other legal proceedings and claims from time to time which arise in the ordinary course of business. While any litigation contains an element of uncertainty, management believes the ultimate outcome of each proceeding or claim which is currently pending, or known to be threatened, will not have a material adverse effect on the consolidated financial statements or liquidity of the Company.

NOTE 14 - SUBSEQUENT EVENT

On March 31, 2009, the Company was acquired by merger by Insituform Technologies, Inc., a Delaware corporation (“Insituform”), through its wholly-owned subsidiary, First Down Acquisition Corp., an Ohio corporation. The purchase price consisted of $65.6 million in cash paid by Insituform to the Company’s security holders. Insituform also repaid certain indebtedness of the Company in the amount of $26.4 million, for a total acquisition cost of $92.0 million.